NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
August 11, 2010

LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR SECOND QUARTER 2010
MINNEAPOLIS — August 11, 2010 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months and six months ended July 4, 2010.
Second Quarter Results
Net earnings for the second quarter of 2010 were $3.9 million, compared to $2.8 million in the second quarter of 2009. The loss from operations was $3.5 million for the second quarter of 2010, compared to earnings from operations of $1.5 million for the second quarter of 2009. Basic and diluted earnings were $0.15 per share for the second quarter of 2010 compared to $0.11 per share for the second quarter of 2009.
Lakes Entertainment reported second quarter 2010 revenues of $4.8 million, compared to prior-year second quarter revenues of $7.1 million. This decrease was primarily related to a reduction in management fees earned from the Four Winds Casino Resort due in part to an unusually low table games hold during the second quarter of 2010 and also due to new competition that entered the Four Winds Casino Resort market during the third quarter of 2009. Also contributing to the decline in Lakes’ second quarter 2010 revenues were a decrease in management fees earned related to the Cimarron Casino project, due to the termination of that agreement in May 2010 and a decrease in management fees from the Red Hawk Casino.
For the second quarter of 2010, Lakes’ selling, general and administrative expenses were $3.3 million compared to $3.8 million in the second quarter of 2009. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees, all of which decreased compared to the prior year’s second quarter.

Net unrealized gains (losses) on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. In the second quarter of 2010, net unrealized losses on notes receivable were $1.5 million, compared to net unrealized gains of $2.5 million in the prior year period. The net unrealized losses in the second quarter of 2010 consisted of losses related to the Jamul Indian Village (“Jamul Tribe”) near San Diego, California due primarily to ongoing issues in the credit markets. The net unrealized gains in the second quarter of 2009 were related to the project with the Jamul Tribe and the Iowa Tribe of Oklahoma (“Iowa Tribe”) due primarily to improvements in the credit markets during that quarter.
Lakes recognized impairment losses of $0.7 million and $1.7 million, during the second quarter of 2010 and the second quarter of 2009, respectively, related primarily to continued uncertainty surrounding the completion of the Jamul project.
Amortization of intangible assets related to the operating casinos was $2.8 million for the second quarter of 2010 compared to $2.5 million for the second quarter of 2009.
Other income (expense), net for the second quarter of 2010 was $1.8 million compared to $1.3 million for the second quarter of 2009.
The income tax benefit for the second quarter of 2010 was $5.6 million compared to a provision of less than $0.1 million for the second quarter of 2009. Lakes’ income tax benefit in the current year period consists of current income tax benefit of $5.7 million and a current provision of approximately $0.1 million of interest on a Louisiana tax audit matter.
As a result of changes in estimated annual income including the recently announced $25 million payment from Penn Ventures, LLC (“Penn”), which will be recognized as income in the third quarter of 2010, the majority of Lakes’ estimated annual income is now expected to be recognized during the second half of 2010. Therefore, the current period tax benefit primarily represents the adjustment needed to reflect the appropriate year-to-date provision for the six months ended July 4, 2010.
Six Month 2010 Results
Net loss for the six months ended July 4, 2010 was $0.8 million, compared to net earnings of $3.8 million for the six months ended June 28, 2009. The loss from operations was $3.5 million for the first six months of 2010, compared to earnings from operations of $1.4 million for the prior year period. Basic and diluted losses were $0.03 per share for the six months ended July 4, 2010 compared to earnings per share of $0.15 for the six months ended June 28, 2009.
Lakes Entertainment reported revenues of $11.8 million for the six months ended July 4, 2010, compared to prior-year period revenues of $14.3 million. This decrease was primarily due to a reduction in management fees earned from the Four Winds Casino Resort due to new competition that entered the Four Winds Casino Resort market during the third quarter of 2009 in addition to unusually low table games hold during the second quarter of 2010. Also contributing to the decline in Lakes’ 2010 revenues were a decrease in management fees earned related to the Cimarron Casino project, due to the termination of that agreement in May 2010 as well as a decrease in management fees from the Red Hawk Casino.
For the first six months of 2010, Lakes’ selling, general and administrative expenses were $6.5 million compared to $7.8 million for the first six months of 2009. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees, all of which decreased compared to the prior year period.
For the six months ended July 4, 2010, net unrealized gains on notes receivable were $0.3 million, compared to $2.3 million in the prior year period. The net unrealized gains in the current year period included losses related to the Jamul Tribe of $0.6 million, due primarily to ongoing issues in the credit markets. Also contributing to the current year gains were gains related to the Iowa Tribe of $0.9 million which resulted from the previously announced termination agreement with the Iowa Tribe in May 2010. The net unrealized gains in the prior year period were related to the project with the Jamul Tribe and the Iowa Tribe due primarily to improvements in the credit markets during that period.
Lakes recognized impairment losses of $3.4 million and $2.3 million, during the six months ended July 4, 2010 and the six months ended June 28, 2009, respectively. The current year losses related to the termination of the agreements with the Iowa Tribe as well as losses related to the continued uncertainty surrounding the completion of the Jamul project. The prior year period losses were due primarily to the continued uncertainty surrounding the completion of the Jamul project.
Amortization of intangible assets related to the operating casinos was $5.6 million for the first six months of 2010 compared to $5.0 million for the first six months of 2009.
Other income (expense), net for the first six months of 2010 was $3.3 million compared to $2.8 million for the first six months of 2009.
The income tax provision for the six months ended July 4, 2010 was $0.6 million compared to $0.4 million for the six months ended June 28, 2009. Lakes’ income tax provision in the current year period is primarily due to current tax benefit of $0.1 million offset by provision of approximately $0.6 million related to discrete items.
Lyle Berman, Chief Executive Officer of Lakes stated, “A significant portion of the decline in second quarter revenue related to our fees from the management of the Four Winds Casino Resort. The decline was due in part to an unusually low table games hold percentage, attributed to one guest that occurred during the first part of the second quarter. However, overall, the property continues to perform well.” Mr. Berman continued, “The Red Hawk Casino continues to face challenges in its market due to the harsh economic conditions in California.”
Further commenting, Tim Cope, President and Chief Financial Officer of Lakes, stated, “Several recent events have had a positive impact on our available cash position. During the second quarter we received approximately $7.2 million related to the settlement of our Auction Rate Securities and repayment of the related line of credit and an additional $8.3 million representing a refund related to the previously contemplated Kansas project. Also, we recently announced that during the third quarter we entered into a termination agreement with Penn and received $25 million in exchange for our prior interest in two potential casinos in Ohio. We continue to have an investment in Rock Ohio Ventures, LLC and its proposed casino developments in Cincinnati and Cleveland. We look forward to making additional investments in these projects and continue to evaluate other projects which we believe will add value to our company in the future.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with three separate Tribes for casino operations in Michigan, and California, for a total of three separate casino sites. Lakes is currently managing the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the development of new table games for licensing to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.
# # #

4

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	July 4, 2010
	(Unaudited)	January 3, 2010
	(In thousands)
Assets
Current assets:
Cash & cash equivalents	$24,336	$3,751
Accounts receivable	2,397	1,457
Current portion of notes receivable from Indian casino projects	6,616	6,671
Investment securities, including rights	—	24,317
Other	2,331	2,478

Total current assets	35,680	38,674

Property and equipment, net	5,209	5,334

Long-term assets related to Indian casino projects:
Notes receivable, net of current portion	48,900	46,100
Notes receivable at fair value	9,545	13,254
Intangible assets	38,106	45,064
Other	5,892	6,137

Total long-term assets related to Indian casino projects	102,443	110,555

Other assets:
Investment in unconsolidated investees	4,267	12,441
Land held for development	5,069	4,900
Deferred taxes and other	1,875	1,833

Total other assets	11,211	19,174

Total assets	$154,543	$173,737

Liabilities and shareholders’ equity
Current liabilities:
Line of credit payable	$—	$16,346
Non-revolving line of credit payable	2,000	2,000
Current portion of contract acquisition costs payable	2,547	2,232
Income taxes payable	15,504	17,069
Other	2,289	2,454

Total current liabilities	22,340	40,101

Long-term contract acquisition costs payable, net of current portion	8,856	10,197

Total liabilities	31,196	50,298

Total shareholders’ equity	123,347	123,439

Total liabilities and shareholders’ equity	$154,543	$173,737

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)

	Three months ended		Six months ended
	July 4, 2010	June 28, 2009	July 4, 2010	June 28, 2009
	(In thousands, except per share data)
	(Unaudited)
Revenues:
Management fees	$4,784	$7,048	$11,721	$14,314
License fees	18	16	35	28

Total revenues	4,802	7,064	11,756	14,342

Costs and expenses:
Selling, general and administrative	3,253	3,767	6,488	7,809
Impairment losses	707	1,711	3,371	2,280
Amortization of intangible assets related to operating casinos	2,785	2,527	5,570	5,006
Depreciation	66	69	131	142

Total costs and expenses	6,811	8,074	15,560	15,237

Net unrealized gains (losses) on notes receivable	(1,458)	2,506	312	2,343

Earnings (loss) from operations	(3,467)	1,496	(3,492)	1,448

Other income (expense):
Interest income	1,847	1,753	4,094	3,615
Interest expense	(545)	(417)	(1,232)	(812)
Equity in loss of unconsolidated investees	(37)	—	(64)	—
Other	560	(8)	488	(16)

Total other income (expense), net	1,825	1,328	3,286	2,787

Earnings (loss) before income taxes (benefit)	(1,642)	2,824	(206)	4,235
Income taxes (benefit)	(5,551)	4	572	390

Net earnings (loss)	$3,909	$2,820	$(778)	$3,845

Earnings (loss) per share — basic & diluted	$0.15	$0.11	$(0.03)	$0.15

Weighted-average common shares outstanding — basic	26,369	26,328	26,367	26,327

Dilutive effect of common stock equivalents	57	92	—	73

Weighted-average common shares outstanding — diluted	26,426	26,420	26,367	26,400

5